                            ASSET PURCHASE AGREEMENT


          THIS AGREEMENT is made and entered into this 12th day of March, 1993 by and among PACKAGING RESOURCES INCORPORATED, a Delaware corporation ("Purchaser"), LOUISIANA PLASTICS, INCORPORATED, a Delaware corporation ("Seller"), and BEMIS COMPANY, INC., a Missouri corporation ("Shareholder").

                                    RECITALS

          Purchaser, Seller and Shareholder acknowledge the following:

          A. Seller is engaged in the business of manufacturing and selling injection molded specialty containers (the "Business").

          B. Seller desires to sell to Purchaser and Purchaser desires to purchase and acquire from Seller all of the assets of Seller described below.

          C. Shareholder is the holder of all of the outstanding stock of Seller.

                                   AGREEMENTS

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties agree as follows:

          1. TRANSFER OF ASSETS. On the terms and subject to the conditions of this Agreement, Seller agrees to sell and transfer to Purchaser, and Purchaser agrees to purchase from Seller, on and as of the Closing Date (as hereinafter defined), for the consideration hereinafter provided, all property and assets of Seller, wherever located and whether or not reflected in its books and records, other than the Excluded Assets (as hereinafter defined). The property and assets to be transferred to Purchaser hereunder (the "Purchased Assets") shall include, without limitation, the following:

          (a) REAL PROPERTY. The manufacturing, warehouse, resin storage and handling facilities of Seller located in Louisiana, Missouri, including the real property legally described in Exhibit A hereto, together with all buildings, structures, installations, fixtures and other improvements appurtenant thereto or situated thereon and all other rights, interests and appurtenances of Seller pertaining thereto (hereinafter collectively referred to as the "Facilities").

          (b) PERSONAL PROPERTY. All machinery, molds, equipment, computer hardware, leasehold improvements, tools, fixtures, furniture, furnishings and other personal property, including,


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     without limitation, the personal property listed on Exhibit B hereto.

          (c) VEHICLES. All automobiles, trucks, trailers, automotive equipment and other owned vehicles, including, without limitation, the vehicles listed on Exhibit C hereto.

          (d) INTANGIBLE ASSETS. All domestic and foreign patents, licenses, trademarks, trade names, service marks, copyrights, government approvals, permits and authorizations (and applications for any of the foregoing) and all technical know-how, trade secrets, confidential information and other similar intangible assets, including, without limitation, the use of the name "Louisiana Plastics" and all variations of and logos associated with such name, the intangible assets described on Exhibit D hereto and the goodwill associated with all of the foregoing; provided, however, that nothing in this Agreement shall act to transfer to Purchaser any right, title or interest in or to the name "Bemis Company, Inc." or any variation of or any logo associated with such name.

          (e) LEASES. The leases of the facilities described on Exhibit E hereto (hereinafter collectively referred to as the "Facilities Leases").

          (f) CONTRACTS. Except for the contracts specifically set forth on Exhibit F hereto (hereinafter collectively referred to as the "Excluded Contracts"), all contracts, leases, agreements and commitments with customers, suppliers or others entered into by or on behalf of Seller, including, without limitation, all sales and purchase orders, license agreements, sales representative agreements, dealer and distributorship agreements, and all other contracts, leases, agreements and commitments entered into by or on behalf of Seller on or before the Closing Date including, without limitation, the contracts described on Exhibit G hereto (hereinafter collectively referred to as the "Assumed Contracts").

          (g) PREPAID ASSETS. Prepaid rent and other prepaid items listed on Exhibit H hereto.

          (h) DOCUMENTS. All records, computer software including, but not limited to, Seller's Business Planning and Control System computer software to the extent assignable and documents, books, supplier and customer lists, work orders, audit information and correspondence, drawings, copies of financial information and all other documents used in connection with the operation of Seller.

          (i) ACCOUNTS RECEIVABLE. Except for the trade and other accounts and notes receivable and notes, bonds and other


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     evidence of indebtedness and rights to receive payment specifically set forth on Exhibit I hereto (hereinafter collectively referred to as the "Excluded Receivables"), all trade and other accounts and notes receivable and all notes, bonds, employee travel advances and other evidences of indebtedness and rights to receive payment from any person held by Seller (hereinafter collectively referred to as the "Receivables").

          (j) INVENTORY. All inventories of raw materials, work-in-process, finished goods and supplies (hereinafter collectively referred to as the "Inventory").

          (k) LICENSES AND PERMITS. All of Seller's rights in all government licenses, permits and authorizations (and applications for any of the foregoing) necessary for the operation of Seller, including the licenses, permits and authorizations listed on Exhibit J hereto.

          (l) CLAIMS. All claims or rights under insurance policies obtained by Seller in respect of Purchased Assets and the Assumed Liabilities and all causes of action, judgments, claims and demands relating to the Purchased Assets and the Assumed Liabilities.

          2. ASSETS EXCLUDED FROM SALE. Notwithstanding other contrary provisions of this Agreement, the following property and assets of Seller are excluded from the sale to Purchaser (the "Excluded Assets"):

          (a) All of Seller's cash and cash equivalents, except petty cash as set forth on the Proposed Closing Date Balance Sheet (as hereinafter defined).

          (b) All casualty, liability or other insurance policies owned by or obtained on behalf of Seller and all claims or rights under any such insurance policies in respect of the Excluded Liabilities (as hereinafter defined) or the Excluded Assets.

          (c) Any federal, state and local income, property or sales tax refunds or claims related to the operation of Seller on or prior to the Closing Date.

          (d) Any of Seller's causes of action, judgments, claims and demands of whatever nature except those relating to the Purchased Assets or the Assumed Liabilities.

          (e) All right, title and interest of Seller in and to the name "Bemis Company, Inc." and all variations of and logos associated with such name.


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          (f)  Certificate of Incorporation, By-Laws and corporate minute books of Seller.

          (g)  The Excluded Receivables and Excluded Contracts.

          (h) All right, title and interest of Seller in and to the real property located in Fenton, Missouri, as described in Exhibit K hereto.

          3.   PURCHASE PRICE.

          (a) AMOUNT TO SELLER. Purchaser shall, in addition to assuming the Assumed Liabilities (as hereinafter defined), pay to Seller in the manner set forth below, an amount equal to $4,000,000 plus the Closing Date Net Assets (the "Purchase Price"). The term "Closing Date Net Assets" as used herein shall mean the difference between the assets and liabilities shown on the Closing Date Balance Sheet (as hereinafter defined).

          (b) MANNER OF PAYMENT OF THE PURCHASE PRICE. At the Closing, Purchaser shall:

            (i)     assume the Assumed Liabilities;

           (ii) pay to Seller, in accordance with its directions, through a bank wire transfer of immediately available federal funds, $18,182,125 (the "Estimated Cash Purchase Price"). Schedule 1 hereto sets forth a calculation of the Estimated Cash Purchase Price; and

          (iii) deliver to Seller its promissory note in the form attached hereto as Exhibit L made payable to the order of Shareholder in the principal amount of $2,000,000 ("Purchaser's Note").

          (c)  POST-CLOSING ADJUSTMENTS.

            (i) As soon as practicable but not later than 18 days after the Closing Date, Seller, with the assistance and cooperation of Purchaser, shall prepare a schedule setting forth the assets and liabilities of Seller as of the close of business on the Closing Date (the "Proposed Closing Date Balance Sheet"). The Proposed Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles, consistently applied; provided, however, that the Proposed Closing Date Balance Sheet shall exclude the Excluded Assets and the Excluded Liabilities, shall not reflect any allowance for doubtful accounts with respect to the Receivables and shall include an accrual for vacation benefits calculated in the manner contemplated


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          by Section 5(c) hereof.  Subject to the preceding and following sentences, the Proposed Closing Date Balance Sheet shall be prepared on a basis consistent with the January 31, 1993 proforma balance sheet set forth on Schedule 2 hereto. For purposes of the Proposed Closing Balance Sheet, inventory shall be priced at the lower of cost or market on a FIFO basis. An allowance made for obsolete or slow moving items shall be established on that inventory consistent with prior practices. The January 31, 1993 proforma balance sheet sets forth the assets and liabilities included in the Purchased Assets and Assumed Liabilities as if the transactions contemplated hereby had occurred on January 31, 1993 and is included for the purpose of illustration to guide the preparation of the Proposed Closing Date Balance Sheet. Seller and Shareholder shall permit Purchaser and its independent certified public accountants, KPMG Peat Marwick, to review all accounting records and all work papers and computations used by them in the preparation of the Proposed Closing Date Balance Sheet. If Purchaser does not give notice of dispute to Seller or Shareholder within 15 days of receiving the Proposed Closing Date Balance Sheet, the Proposed Closing Date Balance Sheet shall become the "Closing Date Balance Sheet." If Purchaser gives notice of dispute to Seller or Shareholder within such 15-day period, Seller and Shareholder and Purchaser shall negotiate in good faith to resolve the dispute. If, after 15 days from the date notice of dispute is given hereunder, Seller and Shareholder and Purchaser cannot agree on the resolution of the dispute, the parties shall designate an independent certified public accounting firm acceptable to Purchaser and Shareholder and Seller to resolve the dispute, whose decision as to the Closing Date Balance Sheet shall be conclusive and binding upon Seller, Shareholder and Purchaser. If after resolution of a dispute by the designated independent certified public accounting firm, the Closing Date Net Assets shall be within $50,000 of the Closing Date Net Assets set forth on the Proposed Closing Date Balance Sheet, Purchaser shall be responsible for all expenses pertaining to the resolution of such dispute. If the Closing Date Net Assets is not within $50,000 of the Closing Date Net Assets set forth on the Proposed Balance Sheet, Seller and Shareholder shall be responsible for all expenses pertaining to the resolution of such dispute.

           (ii) In the event that the Closing Date Net Assets, as finally determined, is less than $16,182,125, Seller or Shareholder shall pay Purchaser the amount of such difference plus interest from the Closing Date to the date of payment at the rate of 8% per annum within ten


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          days of Purchaser's acceptance of the Closing Date Balance Sheet or, if applicable, within ten days of receipt of a determination and resolution of any dispute over the Closing Date Balance Sheet as provided for in Section 3(c)(i). In the event that the Closing Date Net Assets, as finally determined, is more than $16,182,125, Purchaser shall pay to Seller the amount of such difference plus interest from the Closing Date to the date of payment at the rate of 8% per annum within ten days of Purchaser's acceptance of the Closing Date Balance Sheet, or, if applicable, within ten days of receipt of a determination and resolution of any dispute over the Closing Date Balance Sheet as provided for in Section 3(c)(i).

          (d) ALLOCATION OF PURCHASE PRICE. The parties shall allocate the Purchase Price to the Purchased Assets and to Seller's and Shareholder's covenants not to compete set forth in Section 14 hereof in a manner consistent with the estimated allocation set forth on Schedule 3 hereto. The parties acknowledge that Seller's and Shareholder's agreements not to compete under Section 14 hereof are agreements for which Purchaser has separately bargained.

          4.   ASSUMPTION OF LIABILITIES.

          (a) GENERALLY. On and as of the Closing Date, Purchaser shall hereby undertake, assume and agree to perform, pay or discharge, in accordance with their terms, to the extent not heretofore performed, paid or discharged or otherwise provided for, (i) all liabilities of Seller reflected in the Closing Date Balance Sheet, (ii) all obligations of Seller consistent with its representations and warranties arising after the Closing Date under the Facilities Leases and the Assumed Contracts and
     (iii) all other obligations of Seller specifically undertaken by Buyer pursuant to other provisions of this Agreement (hereinafter collectively referred to as the "Assumed Liabilities").

          (b) EXCLUDED LIABILITIES. Except for the liabilities and obligations of Seller expressly assumed by Purchaser under Section 4(a) hereof, Seller shall be responsible for and pay, perform and discharge any and all liabilities, obligations, losses, claims, demands, suits, actions, damages, costs and expenses made by or owed to any party to the extent any of the foregoing relates to operations or assets of Seller and arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts with respect to the Purchased Assets or Seller occurring or existing prior to or on the Closing Date (hereinafter collectively referred to as the "Excluded Liabilities"). Excluded Liabilities shall, without limitation, include:


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            (i)     liabilities and obligations for all foreign, federal, state and local taxes as of the Closing Date, whether or not reflected on the books and records of Seller;

           (ii)     liabilities and obligations to Shareholder;

          (iii) liabilities and obligations to employees of Seller for all accrued wage, salary, commission, bonus and other employee compensation payments as set forth in Section 5(b) hereof;

           (iv) liabilities related to the actions, suits and proceedings identified on Exhibit M attached hereto, including without limitation any claim, damage, expense or liability (including fees and expenses of counsel) arising in any manner related to the Mexico Feed and Seed Company Superfund site (the "Mexico Superfund Site") in Mexico, Missouri;

            (v) liabilities and obligations with respect to the Excluded Contracts; and

           (vi) liabilities arising from or relating to any failure by Seller to comply with its maintenance or other obligations under Seller's lease of its facility in Panama City, Florida (the "Panama City Plant") prior to the Closing Date.

          5.   LABOR AND EMPLOYMENT MATTERS.

          (a) GENERALLY. Purchaser agrees to offer employment immediately after the Closing Date to all employees of Seller except for certain persons who are not the subject of Seller's existing labor agreements as shall be agreed to by Purchaser and Seller on or prior to the Closing Date. Purchaser shall not, as a condition of employment, on or immediately after the Closing Date, require any such person to relocate. Purchaser shall offer to employ such persons at the same rate of pay received by each such person as of the Closing Date. Purchaser has made available to Seller a description of the benefits proposed to be provided to persons, other than those subject to Seller's existing labor agreements, so employed by Purchaser. Schedule 4 hereto sets forth all employees of Seller as of the date hereof and such Schedule shall be updated as appropriate on or prior to the Closing Date.

          (b) EMPLOYMENT TRANSITION PROVISIONS. Prior to the Closing Date, Seller shall furnish its employees, their representatives and appropriate governmental authorities such notice as may be required of Seller by and in accordance with applicable laws and regulations, including, without limitation, any applicable plant closing or mass lay-off laws. Seller will comply with all legal obligations it may have to bargain with the collective bargaining representatives of its employees concerning the decision to sell the Purchased Assets and the effects thereof. Each person employed by Seller shall cease to be an employee of Seller effective the Closing Date. on the Closing Date, or as soon as practicable thereafter, Seller shall pay each such person all accrued wage, salary, commission, bonus and other employee compensation payments for all periods prior to the Closing Date to which such person is entitled. In addition, Seller shall pay or provide for all other employee benefits maintained by Seller for all periods prior to the Closing Date, all in accordance with applicable law.

          (c) VACATION BENEFITS. Purchaser shall recognize the accrued vacation benefits of each of Seller's employees who accepts employment with Purchaser to the extent set forth on the Closing Date Balance Sheet and shall provide such vacation with pay to such employee.

          (d) PENSION PLANS. Purchaser is not assuming responsibility for the Employee Benefit Plans (as hereinafter defined) except as set forth on Exhibit N hereto.

          6. LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE TO THE PURCHASED ASSETS. If between the date of this Agreement and the Closing Date, any of the Purchased Assets (other than Inventory) are lost, destroyed or condemned, or suffer any material damage and are not repaired or replaced prior to Closing, and (ii) if applicable, Purchaser shall have waived the conditions precedent contained in Sections 10(a) and 10(c) hereof, then Seller shall, on the Closing Date in connection with the Closing, assign to Purchaser all insurance and/or condemnation proceeds to the extent of the fair market value of such Purchased Assets payable to Seller on account of such loss, destruction, condemnation or damage pursuant to an assignment in form and substance satisfactory to Purchaser. In the case of Purchased Assets to which a portion of the Purchase Price has been expressly allocated in Schedule 3 hereto, the amount so allocated shall be deemed to constitute the fair market value thereof for purposes of this
Section 6.

          7. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois, at 10:00 a.m., Chicago time, on March 12, 1993, or at such other place or time as Seller and Purchaser may mutually agree (the actual date of the Closing being hereinafter referred to as the "Closing Date"). The effective time of the Closing shall be deemed to be 11:59 p.m. on the Closing Date.


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          At the Closing, (a) Purchaser shall make payments to Seller in the manner set forth in Section 3(b) hereof and (b) Seller shall execute and deliver all instruments and documents reasonably necessary to transfer the Purchased Assets and the Business to Purchaser and to carry out the terms of this Agreement. Possession of the Business and the Purchased Assets shall be delivered to Purchaser immediately after the Closing.

          8. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. Except as otherwise disclosed in Exhibit O attached hereto, Seller and Shareholder, jointly and severally, hereby represent and warrant to Purchaser as follows:

          (a) CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to carry on its business as now being conducted. Seller is duly qualified or licensed to do business as a foreign corporation in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and failure to be so qualified or licensed would have a material adverse effect upon the Business or the Purchased Assets. Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Shareholder has the corporate power and authority to carry on its business as now being conducted. Except for certain data processing, accounting and other administrative functions performed by Shareholder on behalf of Seller in the ordinary course of business, neither Shareholder nor any officer, director or employee of Shareholder is currently a party to any transaction with Seller relating to any aspect of the Business.

          (b) AUTHORIZATION OF AGREEMENT. Seller and Shareholder have the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and Shareholder and the performance by them of their respective obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller and Shareholder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under, the terms or conditions of Seller's or Shareholder's Certificate of Incorporation or By-Laws, any court or administrative order or process, any agreement or instrument to which Seller or Shareholder is a party or by which Seller or Shareholder or any of their assets is bound or, to the knowledge of Seller, any statute or regulation of any governmental agency. This Agreement and all other instruments required hereby to be executed and delivered by Seller or Shareholder to Purchaser are, or when delivered will be, valid and binding obligations of Seller and Shareholder, respectively, enforceable against Seller or Shareholder, as the case may be, in accordance with their terms.

          (c) FINANCIAL STATEMENTS. Attached to this Agreement as Exhibit P are (i) a balance sheet of Seller at December 31, 1992 together with the related statements of income and stockholder's equity for the year then ended prepared by Seller, and (ii) a balance sheet at January 31, 1993, together with the related statements of income and stockholder's equity for one month then ended prepared by the Seller (the "January 31, 1993 Financial Statements"). Such financial statements (x) were prepared in accordance with the books and records of Seller; (y) present fairly the financial condition of Seller at the balance sheet dates and the results of its operations for the periods therein specified in all material respects; and (z) have, in all material respects, been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods, except for the format thereof and the lack of proper footnotes and the statements of cash flows thereto. Specifically, but not by way of limitation, to the knowledge of Seller, the balance sheets disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued or contingent and whether due or to become due) of Seller at December 31, 1992 and January 31, 1993 which in accordance with generally accepted accounting principles would be required to be disclosed in such balance sheets. The balance sheets include appropriate reserves for all taxes and other liabilities accrued at such date but not yet payable.

          (d) TAX RETURNS AND AUDITS. All required federal, state and local tax returns or appropriate extension requests of Seller have been filed, and all federal, state and local taxes required to be paid with respect to such returns have been paid or due provision for the payment thereof has been made. Seller is not delinquent in the payment of any such tax or in the payment of any assessment or governmental charge. Seller has not received notice of any tax deficiency proposed or assessed against it.

          (e) BUSINESS CHANGES. Except for the transactions contemplated by this Agreement, since January 31, 1993 (the "Balance Sheet Date"), there has not been:

            (i) any material adverse change in the financial condition, operations, results of operations or business of Seller, or material damage, destruction or loss (whether or not covered by insurance) affecting Seller or the Purchased Assets;

           (ii) any sale, lease, abandonment or other disposition of any material equipment or other operating property, except for dispositions of Inventory in the ordinary course of business;

          (iii) any transfer of the Purchased Assets (other than cash) by Seller to Shareholder or any officer, director, employee or affiliate of Seller or any other transfer of Purchased Assets outside of the ordinary course of business;

           (iv) any material deviation from the ordinary and usual course by Seller in the conduct of its business, including, without limitation, any increase in compensation of any officer, director or employee (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or the adoption of any new benefit program, plan or other arrangement for officers, directors or employees;

            (v) any change in accounting methods or practices followed by Seller, including changes to amortization or depreciation policies or write-downs in the value of any Inventory or Receivables not otherwise reflected on the Proposed Closing Date Balance Sheet; or

           (vi) any material increase in any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business.

          (f) ACTIONS, SUITS, PROCEEDINGS. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller or any of its properties or the Business in any court or before any federal, state, municipal or other governmental agency relating to the Purchased Assets or the Business or the consummation of the transactions contemplated hereby other than as set forth in Exhibit Q attached hereto. Seller is not subject to any order, writ, injunction or decree of any court or governmental agency relating to the Business or the Purchased Assets.

          (g) COMPLIANCE WITH APPLICABLE LAWS AND OTHER INSTRUMENTS. Except as disclosed in the Environmental Due Diligence Assessment dated December 23, 1992 prepared for Purchaser by ENSR Consulting and Engineering (the "Environmental Assessment"), the business and operations of Seller have been and are being conducted in all material respects in accordance with all applicable laws, rules or regulations of all governmental authorities, including, without limitation all laws, rules and regulations relating to the environment or occupational health and safety (hereinafter collectively referred to as "Environmental Laws"). To the knowledge of Seller, Seller is not in material violation of any building code, special use permit, zoning ordinance or any other applicable law, rule or regulation relating to the Business or the Purchased Assets, and there are no administrative or other governmental claims pending against Seller alleging or inquiring as to the existence of any such violation. Seller is not in violation of its Certificate of Incorporation or By-laws.

          (h) ENVIRONMENTAL LAWS. Except as disclosed in the Environmental Assessment, Seller has obtained all material permits and other governmental authorizations required under applicable Environmental Laws (and has complied in all material respects with the terms and conditions thereof) and has not received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges Seller is not in full compliance with applicable Environmental Laws. Except as disclosed in the Environmental Assessment or as otherwise set forth on Exhibit R hereto, Seller has not improperly disposed of, spilled or otherwise released any hazardous substances or materials the release or disposal of which is regulated by any law, rule or regulation and, to the knowledge of Seller, no circumstances exist which would subject Seller to any liability with respect to the environmental contamination of any property.

          (i) EMPLOYEE PLANS. Exhibit S hereto lists all employee benefit plans covering employees of Seller engaged in the operation of the Business (the "Employee Benefit Plans"). True and correct copies of each of the Employee Benefit Plans, to the extent available, have been furnished by Seller to Purchaser. Seller has also furnished to Purchaser with respect to each of such plans, the most recent summary plan description, if any. There are no pending, or to the knowledge of Seller, threatened claims, lawsuits or arbitrations which have been asserted or instituted against such plans or any fiduciaries thereof respecting their duties to the plans or the assets or any of the trusts under any of the plans. Each of the Employee Benefit Plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is in compliance in all material respects with ERISA. Neither Seller, its directors, officers and employees nor, to the knowledge of Seller, any fiduciary of any such plan is in material breach of any obligations imposed on fiduciaries under Title I of ERISA. No "reportable event" (as such term is defined in Section 4043(b) of ERISA) or "prohibited transactions" (within the meaning of
     Section 406 of ERISA) has occurred with respect to any such plan. Seller is in compliance in all material respects with all applicable requirements of section 4980B of the Internal Revenue Code of 1986, as amended (the "IRC").

          (j) LABOR MATTERS. There are no labor disputes or disturbances pending or, to the knowledge of Seller, threatened which affect the Business or the future prospects of the Business. Except as set forth on Exhibit T hereto, there are no existing employment agreements or collective bargaining agreements between Seller and any of its employees engaged in the operation of the Business or any collective bargaining unit representing any such employees.

          (k) TITLE TO THE PURCHASED ASSETS. Exhibit A correctly identifies the real property included in the Facilities. Seller has good and marketable title to all of the Purchased Assets, free and clear of all security interests, liens, mortgages, encumbrances and restrictions that will continue after the Closing Date, except encumbrances listed and described in Exhibit U hereto (the "Permitted Encumbrances").

          (l) INVENTORY. To the knowledge of Seller, Inventory reflected in the Closing Date Balance Sheet after taking into account the allowance for obsolete or slow moving items referred to in Section 3(c)(i) hereof will consist of items of a quality and quantity useable or saleable in the ordinary course of business and will not be excessive in kind or amount.

          (m)  REAL ESTATE.

            (i) Seller has not received any written notice or communication advising it of any general or special assessment relating to the Facilities or the facilities subject to the Facilities Leases which is not fully paid.

           (ii) To the knowledge of Seller, there are no variances, special exceptions, conditions or agreements pertaining to the Facilities imposed or granted by or entered into by Seller, with or enforceable by any state, county or municipal government, agent or body, any neighborhood or civic group, or any similar body, except as disclosed in Exhibit U hereto. No written notice form any city, county, or other governmental authority has been received by the Seller requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, the Facilities or the facilities subject to the Facilities Leases.

          (iii) The Facilities and the facilities subject to the Facilities Leases have connection to sanitary, sewer, storm sewer, water, electricity, gas, telephone and all other utilities necessary for the operation of the Business and to the knowledge of the Seller there are no existing circumstances or conditions which would result in termination of such access or connections for any significant period of time.

          (n) INTELLECTUAL PROPERTY RIGHTS. Exhibit D attached hereto lists all patents, trademarks, trade names, service marks and copyrights (and all applications therefor) embodied in or related to the Business. To the knowledge of Seller, Seller (i) owns or has the exclusive right to use all such patents, trademarks, trade names, service marks and copyrights (and all applications therefor) and all trade secrets, inventions, know-how, designs, processes, specifications and formulas otherwise embodied in or related to the Business and (ii) is not using any confidential information or trade secrets of others. Seller is not a party to any agreement or contract which obligates Seller to pay royalties, fees or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intellectual property embodied in or related to the Business. Seller has not transferred or conveyed any rights to others in the intellectual property of Seller embodied in or related to the Business other than rights to use that are incidental to sales of products included within the Business. Seller has not received notice with respect to, infringing upon or otherwise acting adversely to any known right or claimed right of any person under or with respect to any patents, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to the Business.

          (o) CONTRACTS, LEASES, COMMITMENTS AND AGREEMENTS. Exhibit G hereto sets forth and describes all material contracts, leases, agreements and commitments (i.e., a contract, lease, agreement or commitment providing for payment or receipt of $50,000 or more or which may not be terminated without penalty with notice of 30 days or less other than those entered into in the ordinary course of Seller's business) to which Seller is a party or by which it is bound with respect to the Business or the Purchased Assets except for Excluded Contracts and the Facilities Leases. Seller and, to the knowledge of Seller, each other party thereto, have in all respects substantially performed all obligations required to be performed by them to date, and are not in default under any of the Assumed Contracts or the Facilities Leases. Each of the Assumed Contracts and the Facilities Leases is in full force and effect and is assignable to Purchaser without the consent of third parties except as noted in Exhibit G, and Seller has not waived or assigned to any other person any of its rights thereunder.

          (p) COMPOSITION AND CONDITION OF PURCHASED ASSETS. The Purchased Assets comprise all material property and assets employed by Seller in the Business, except for the Excluded Assets. Except as disclosed on Exhibit O, the Purchased Assets are fit for the purpose for which they are presently used and, except for vehicles and machinery undergoing repair in the ordinary course of business, are in good operating condition and repair, ordinary wear and tear excepted. Purchaser acknowledges and agrees that it may be required to make at its own expense certain repairs to the floor and roof of the Panama City Plant as it shall deem necessary or desirable after the Closing Date in order to operate such facility.

          (q) GOVERNMENT LICENSE AND REGULATION. To the knowledge of Seller, Seller has all material domestic and foreign governmental licenses and permits necessary to conduct the Business and to own and use the Purchased Assets and such licenses and permits are in full force and effect. A true and complete list of such licenses and permits, including the issuance, renewal and expiration dates thereof, is attached as Exhibit J hereto. To the knowledge of Seller, except as noted in Exhibit J, all of the rights of Seller under such licenses and permits are transferable to Purchaser under applicable law solely upon the assignment of such licenses and permits by Seller to Purchaser hereunder and will be exercisable by Purchaser after the consummation of the transactions contemplated by this Agreement. No proceeding is pending or, to the knowledge of Seller, threatened regarding the revocation or limitation of any such governmental license or permit and there is no basis or grounds for any such revocation or limitation.

          9. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller and Shareholder as follows:

          (a) CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its property and carry on its business as now conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation in the State of Illinois.

          (b) AUTHORIZATION OF AGREEMENT. Purchaser has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under, the terms or conditions of Purchaser's Certificate of Incorporation or By-Laws, any court or administrative order or process, any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound or, to the knowledge of Purchaser, any statute or regulation of any governmental agency. This Agreement and all other instruments required hereby to be executed and delivered by Purchaser to Seller or Shareholder are, or when delivered will be, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms.

          (c) FINANCIAL STATEMENTS. Attached to this Agreement as Exhibit V are (i) a balance sheet of Purchaser at February 29, 1992 together with the related statements of income and cash flows for the year then ended, and the report thereon of KPMG Peat Marwick, certified public accountants, and
     (ii) a balance sheet at January 31, 1993 (the "Purchaser's January 31, 1993 Balance Sheet"), together with the related statements of income and cash flows for the eleven months then ended prepared by Purchaser. Such financial statements (x) were prepared in accordance with the books and records of Purchaser; (y) present fairly the financial condition of Purchaser at the balance sheet dates and the results of its operations and cash flows for the periods therein specified in all material respects; and
     (z) except for the change in accounting for inventory from the LIFO method to the FIFO method, have, in all material respects, been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods, except for the format thereof and the lack of proper footnotes and the statements of stockholder's equity thereto. Specifically, but not by way of limitation, to the knowledge of Purchaser, the balance sheets disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued or contingent and whether due or to become due) of Purchaser at February 28, 1992 and January 31, 1993 which in accordance with generally accepted accounting principles would be required to be disclosed in such balance sheets. The balance sheets include appropriate reserves for all taxes and other liabilities accrued at such date but not yet payable.

          (d)  SOLVENCY.

            (i) On the Closing Date, the assets of Purchaser taken at a fair valuation will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of Purchaser as they mature.

           (ii) On the Closing Date, the net assets of Purchaser do not constitute unreasonably small capital for Purchaser to carry out its business as now conducted and as proposed to be conducted including the capital needs of Purchaser, taking into account the particular capital requirements of the businesses conducted by Purchaser, and projected capital requirements and capital availability thereof.

          (iii) Purchaser does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it, and of amounts to be payable on or in respect of debt of Purchaser). The cash flow of Purchaser, after taking into account all anticipated uses of the cash of Purchaser, will at all times be sufficient to pay all such amounts on or in respect of debt of Purchaser when such amounts are required to be paid.

           (iv) Purchaser does not believe that final judgments against Purchaser in actions for money damages presently pending will be rendered at a time when, or in an amount such that, Purchaser will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of Purchaser, after taking into account all other anticipated uses of the cash of Purchaser (including the payments on or in respect of Purchaser's
          Note), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

          10. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE. The obligation of Purchaser to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Shareholder under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (b) OBSERVANCE AND PERFORMANCE. Seller and Shareholder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

          (c) NO ADVERSE CHANGE. There shall have occurred no material adverse change in the Purchased Assets as a whole or in the business, financial condition, prospects or results of operations of Seller since January 31, 1993.

          (d) OFFICERS' CERTIFICATE. Each of Seller and Shareholder shall have delivered to Purchaser a certificate, dated the Closing Date, executed by their respective President and senior financial officer and certifying to the satisfaction of the conditions specified in Sections 10(a), (b) and (c) hereof.

          (e) SEARCHES. Purchaser shall have received, as of a date no more than 10 days prior to the Closing Date, Uniform Commercial Code searches against Seller from the Secretaries of State of Missouri, Nevada and Florida and from such other states and/or counties as Purchaser shall reasonably request, together with tax lien and judgment searches, in each case certified by a reporting service satisfactory to Purchaser, and disclosing no liens or security interests against the Purchased Assets other than the Permitted Encumbrances and liens and security interests for which Seller shall have obtained release on or before the Closing Date.

          (f) CONSENTS OF THIRD PARTIES. Purchaser shall have received duly executed copies of all material consents and agreements necessary to effect the transfer of the Purchased Assets to Purchaser, including, without limitation the assignment to Purchaser of the Facilities Leases and the Assumed Contracts. Purchaser hereby agrees to use its best efforts to assist Seller in obtaining such consents and agreements.

          (g) LEGAL OPINION. Purchaser shall have received an opinion, dated the Closing Date, from Scott W. Johnson, General Counsel of the Shareholder, in the form attached hereto as Exhibit W.

          (h) COPIES OF DOCUMENTS. Purchaser shall have received, to the extent requested by Purchaser, copies of all documents and instruments listed in any of the Exhibits to this Agreement.

          (i) CLOSING DOCUMENTS. Purchaser shall have received such bills of sale, assignments and other documents of transfer reasonably required to transfer to Purchaser the interests of Seller in the Purchased Assets and the Business consistent with the terms of this Agreement.

          (j) NO LEGAL ACTIONS. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

          (k) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to, Purchaser and its counsel; including, without limitation (i) a title insurance policy insuring fee simple title to the Facilities in the name of Purchaser and containing no exceptions to coverage other than the Permitted Encumbrances, and (ii) amendments to, or waivers pursuant to, Purchaser's credit agreements with its institutional lenders in order to permit it to acquire and operate the Business.

          11. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser under this Agreement shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (b) OBSERVANCE AND PERFORMANCE. Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

          (c) OFFICERS' CERTIFICATE. Purchaser shall have delivered to Seller a certificate, dated the Closing Date, executed by its President and senior financial officer and certifying to the satisfaction of the conditions specified in Sections 11(a) and (b) hereof.

          (d) LEGAL OPINION. Seller shall have received an opinion, dated the Closing Date, from Winston & Strawn, counsel to Purchaser, in the form attached hereto as Exhibit X.

          (e) CLOSING DOCUMENTS. Seller shall have received such assumption agreements and other documents of transfer reasonably required to transfer to Purchaser all obligations of Seller with respect to the Assumed Contracts, the Facilities Leases and the Assumed Liabilities consistent with the terms of this Agreement.

          (f) NO LEGAL ACTIONS. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

          12.  MUTUAL COVENANTS.

          (a) PRE-MERGER NOTIFICATION. Seller and Purchaser shall cooperate with respect to, and diligently pursue completion of, all filings with governmental agencies required in connection with the transactions contemplated by this Agreement, including, without limitation, the filings required by, and the information formally and informally requested pursuant to the Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the "Hart-Scott-Rodino Filings"). Purchaser on the one hand, and Seller and Shareholder on the other have made their initial Hart-Scott-Rodino Filing, which filing represented by the party filing the same to be complete, accurate and in compliance with applicable laws and regulations.

          (b) ACCOUNTS RECEIVABLE. For a period of 90 days after the Closing Date, Purchaser shall collect the Receivables (the "Collection Period"). Any payments received by Purchaser made by or on behalf of an account debtor during the Collection Period shall be applied against such debtor's account on an oldest-balance-first basis before any payments made by or on behalf of such account debtor shall be applied against any item of account or indebtedness or other obligation owed by such account debtor to Purchaser unless other payment directions are received from an account debtor. If Seller receives any payment with respect to a Receivable during the Collection Period, Seller shall immediately transmit to Purchaser such payment in the form received together with any documents or materials received with such payment. At the end of the Collection Period, all uncollected Receivables as confirmed by Purchaser to Seller in writing, will be repurchased by Seller for the face amount of such uncollected Receivables plus interest at the rate of 8% per annum from the Closing Date to the date of repurchase. Purchaser shall furnish such information and cooperation as Seller may reasonably request with respect to the collection of such Receivables to be repurchased by Seller. If Purchaser receives any payment at any time to which Seller is entitled, Purchaser shall immediately transmit to Seller such payment in the form received together with any documents or materials received with such payment.

          13. COVENANTS OF SELLER. Seller covenants and agrees with Purchaser that:

          (a) OPERATION OF BUSINESS PRIOR TO CLOSING. Except with the prior written consent of Purchaser, from and after the date hereof to the Closing
     Date:

            (i) Seller shall use its best efforts to preserve intact the business organization of the Business, keep available to Purchaser the services of its employees on terms no less favorable to Seller than those on which such employees are presently employed, and use its best efforts to preserve for Purchaser the good will of suppliers, customers and others having business relationships with the Business. Seller shall maintain its books and records during such period in a manner consistent with past practice;

           (ii) Seller shall not sell, transfer, dispose of or abandon any portion of the Purchased Assets, except in the ordinary course of business and consistent with past practice;

          (iii) Seller shall not permit any of the Purchased Assets to become subject to any lien, pledge, security interest, conditional sale agreement, license agreement, charge or encumbrance, other than Permitted Encumbrances;

           (iv) Seller shall not modify or amend any of the Assumed Contracts or the Facilities Leases or waive or assign to any third party any of its rights thereunder;

            (v) Seller shall maintain and keep all tangible Purchased Assets in good condition and repair, ordinary wear and tear excepted;

           (vi) Seller shall not enter into any contract or agreement which relates to the Business which will not be fully performed on or before the Closing Date and which provides for payments or sales by Seller in excess of $50,000 other than sales of Inventory and purchases of materials in the ordinary course of business consistent with past business practice; and

          (vii) Without limiting the generality of the foregoing, Seller shall in all other respects operate the Business in the ordinary course.

          (b) NOTICES TO EMPLOYEES; CONTINUATION OF BENEFITS. Upon cessation of employment hereunder, Seller shall give each of Seller's employees all required notices and information with respect to the continuation of certain health insurance benefits by Seller and shall provide all such benefits required by Section 4980B of the IRC to any of Seller's employees who do not become employees of Purchaser.

          14. COVENANTS NOT TO COMPETE. In consideration of the payment by Purchaser of the Purchase Price, Seller and Shareholder hereby agree that, for the period of two years from the Closing Date, they shall not, directly or indirectly, through any person controlling, controlled by or under common control with such person (hereinafter collectively ref erred to as "Affiliates"), alone or in association with any other person, firm, corporation or other business organization:

          (a) Engage in, or own or acquire any controlling interest in any business which is engaged in, the business of manufacturing and selling injection molded specialty containers (a "Competitive Business") unless sales related to the Competitive Business were less than $5,000,000 or represented less than 20% of net sales of such other person, corporation or other business entity as set forth on its most recent annual financial statements prior to acquisition by Seller or Shareholder. For purposes of this Section 14(a), there shall be disregarded any interest which arises solely from the ownership of less than a 1% equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

          (b) In any way, directly or indirectly, for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any former customers of Seller, or take away or interfere or attempt to interfere with any former customer, trade, business or patronage of Seller relating to the Competitive Business, or interfere with or attempt to interfere with any former officer, employee, representative or agent of Seller in the conduct of the Competitive Business, or directly solicit for hire any former officer or employee of Seller who becomes an officer or employee of Purchaser.

          (c) REMEDIES FOR VIOLATION. Seller and Shareholder acknowledge that the failure to comply with the provisions of this Section 14 will result in irreparable and continuing damage to Purchaser for which there will be no adequate remedy at law and that, in the event of such failure, Purchaser and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of this Section 14.

          15.  INSPECTION RIGHTS.

          (a) PRE-CLOSING. Seller shall permit employees and agents of Purchaser during normal business hours and on reasonable notice to Seller to inspect the Purchased Assets and to inspect all documents and records reflecting or reasonably relating to the Purchased Assets and the Business. Purchaser agrees not to disclose, publish or disseminate any of the information obtained by Purchaser from Seller or Shareholder and shall not use any such information for its own account or authorize any other person to disclose, publish or disseminate any such information without the consent of Seller except in response to legal process or to the extent required to comply with applicable law.

          (b) POST-CLOSING. Purchaser agrees that all books and records delivered to Purchaser by Seller or Shareholder pursuant to the provisions of this Agreement shall be retained until December 31, 1997 and shall be open for inspection by employees and agents of Seller and Shareholder at any time during regular business hours on or prior to December 31, 1997, and that Seller or Shareholder may during such period at their expense make such excerpts therefrom as it may deem desirable. Seller and Shareholder agree that all books and records retained by Seller or Shareholder and relating to the Purchased Assets or Business shall be retained until December 31, 1997 and shall be open for inspection by employees and agents of Purchaser at any time during regular business hours on or prior to December 31, 1995 and that Purchaser may during such period at its expense make such excerpts therefrom as it may deem desirable. Thereafter, each party shall offer to the other an opportunity to copy any such documents and records prior to the destruction thereof. Notwithstanding the foregoing, neither party shall have any liability to the other for its failure to maintain such books and records after Closing unless such failure is the result of its gross negligence or willful misconduct. Purchaser shall permit employees and agents of Shareholder during normal business hours and on reasonable notice to Purchaser to make periodic environmental inspections of the Facilities and the facilities subject to the Facilities Leases, including the taking of such air, soil and other samples as may be reasonably necessary to determine whether any circumstance or condition may exist for which Seller or Shareholder may be obligated to indemnify Purchaser under Section 18(a)(iv) hereof.

          16. BULK SALES LAW. Purchaser hereby waives compliance by Seller with the requirements of any applicable laws relating to bulk sales and transfers and Seller and the Shareholder, jointly and severally, hereby agree to indemnify and hold harmless Purchaser from any and all claims, liabilities or costs arising with respect thereto, including reasonable attorneys' fees.

          17. TAXES AND FEES. Buyer shall be responsible for all sales, transfer and similar taxes and governmental charges and recording fees and related expenses with respect to the sale of the Purchased Assets, whether levied against the Purchased Assets, Seller, Shareholder or Purchaser.

          18.  INDEMNIFICATION.

          (a) INDEMNIFICATION BY SELLER AND SHAREHOLDER. Seller and Shareholder, jointly and severally, hereby agree to indemnify and hold harmless Purchaser at all times from and after the Closing Date against and with respect to:

            (i) The Excluded Liabilities, including without limitation any claim, damage, expense or liability (including fees and expenses of counsel) arising in any manner related to the Mexico Superfund Site;

           (ii) Any and all loss, injury, damage or deficiency resulting from any misrepresentation or breach of warranty on the part of Seller or Shareholder under this Agreement;

          (iii) Any and all loss, injury, damage or deficiency resulting from any non-fulfillment of any covenant or agreement on the part of Seller or Shareholder under this Agreement;

           (iv) Any and all loss, injury, damage or deficiency resulting from (A) any presence, use, generation, transportation, handling, treatment, storage, release or disposal of any hazardous or toxic substance or waste at or from the Facilities or the facilities subject to the Facilities Leases by Seller or any predecessor in interest or
          (B) the presence at the Facilities or the facilities subject to the Facilities Leases of any material or equipment which under applicable laws and regulations requires special handling or notification to a governmental authority; and

            (v) Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

          (b) INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify and hold harmless Seller and Shareholder at all times from and after the Closing Date against and with respect to:

            (i)     The Assumed liabilities;

           (ii) Any and all loss, injury, damage or deficiency resulting from any misrepresentation or breach of warranty on the part of Purchaser under this Agreement;

          (iii) Any and all loss, injury, damage or deficiency resulting from any non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement; and

           (iv) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

          (c) PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party pursuant to the provisions of Sections (a) or (b) of this
     Section 18 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against an indemnifying party pursuant to the provisions of such Sections 18(a) or (b), promptly notify such indemnifying party of the commencement thereof; but the omission to so notify such indemnifying party will not relieve it from any liability which it may have to the indemnified party otherwise than hereunder. Without limiting the foregoing, Purchaser agrees to give Seller and Shareholder prompt notice of (i) any administrative or other governmental claim made against Purchaser relating to violation of or failure to comply with Environmental Laws or (ii) the existence of any circumstance or condition for which Seller or Shareholder may be obligated to indemnify Purchaser under Section (a) (iv) of this Section 18. In case such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party pursuant to the provisions of such Sections 18(a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in respect to such claim or litigation.

          (d) ENVIRONMENTAL REMEDIATION. Purchaser agrees to consult with Shareholder from time to time, as Shareholder reasonably requests, regarding any Environmental Expenditures (as hereinafter defined) and further agrees to employ methods of remediation that are reasonably believed by Purchaser to be reasonable and cost-effective if environmental remediation should be reasonably determined by Purchaser to be necessary. If Purchaser proposes to incur any Environmental Expenditures, Purchaser shall deliver written notice to Shareholder of such proposed Environmental Expenditures, which notice shall contain a detailed listing of the proposed Environmental Expenditures and a description of remediation proposed to be undertaken. Shareholder shall have the right to participate in, and, to the extent that it may wish, to assume control of such remediation or, in lieu thereof, to take such other actions as are reasonably necessary to address the circumstances or condition that is the subject of such remediation; provided that if Shareholder elects to take control of the remediation it agrees to take such steps as are reasonably necessary to avoid undue disruption of Purchaser's business. "Environmental Expenditures" means out-of-pocket amounts, expenses or costs paid, incurred or contracted for by Purchaser in connection with removal, response or other remedial actions required by any administrative or other governmental authority or reasonably necessary in connection with the remediation of any circumstance or condition for which Seller or Shareholder may be obligated to indemnify Purchaser under Section (a)(iv) of this Section 18.

          (e) LIMITS ON INDEMNIFICATION. No indemnification shall be payable by Seller or Shareholder to Purchaser (A) under Sections 18 (a) (ii), (iii) and (v) (as it relates to Sections 18(a)(ii) or (iii)) or (B) under Section 18(a)(iv) and (v) (as it relates to Section 18(a)(iv)), above unless and until the aggregate amount for which such indemnification is sought exceeds $125,000 or $50,000, respectively. Thereafter, Seller and Shareholder shall be liable to Purchaser for all amounts in excess of such amounts. In no event shall the aggregate obligations of indemnity of Seller and Shareholder under Sections 18(a) (ii), (iii), (iv) or (v) above exceed the Purchase Price. Seller and Shareholder acknowledge that there shall be no limitation whatsoever in the indemnity obligations of Seller and Shareholder under Section 18(a)(i). Purchaser hereby acknowledges and agrees that this Section 18 shall be Purchaser's sole and exclusive remedy with respect to any loss, injury, damage or other liability relating to or arising under this Agreement or the transactions contemplated hereby, other than claims based on intentional fraudulent conduct.

          19. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made herein by Purchaser, Seller or Shareholder shall survive the execution and delivery of this Agreement and shall remain in full force and effect for a period of two years, and shall be deemed to have been relied upon by each other party hereto, notwithstanding any investigation made by or on behalf of such party. All statements contained in any certificate, instrument or other writing delivered by or on behalf of any party pursuant hereto shall constitute representations and warranties of such party. The term "knowledge," when used herein with respect to Seller or Purchaser, shall mean actual knowledge, after due inquiry, of officers of Seller or Purchaser, as the case may be, and the employees of Seller listed on Exhibit Y hereto.

          20.  MISCELLANEOUS.

          (a) FURTHER ASSURANCES. Upon reasonable request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other party to protect or record the right or title of Purchaser to the Purchased Assets or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration other than reasonable out-of-pocket expenses.

          (b) GENERAL. This Agreement may only be amended by an agreement in writing by the parties hereto. This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Minnesota, without giving effect to choice of law principles. The failure of any party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such tern, covenant or condition. In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of each provision, clause or part under other circumstances, shall not be affected thereby.

          (c) NOTICES. Any notice to be given hereunder shall be deemed given and sufficient if in writing and delivered or mailed by registered or certified mail, in the case of Seller or Shareholder, to:

               Bemis Company, Inc.
               222 South Ninth Street
               Suite 2300
               Minneapolis, MN 55402
               Attn: Chief Executive Officer

               with a copy to:

               Bemis Company, Inc.
               222 South Ninth Street
               Suite 2300
               Minneapolis, MN 55402
               Attn: General Counsel


               or in the case of Purchaser, to:

               Packaging Resources Incorporated
               717 Forest Avenue
               Lake Forest, IL 60045
               Attn: President and Chief Executive Officer

          (d) BENEFIT. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Purchaser, Seller, Shareholder and their respective successors and assigns. This Agreement may not be assigned without the written consent of the other party or parties hereto; provided, however, that Purchaser may grant a security interest in its rights hereunder to its financing source.

          (e) EXPENSES. All expenses incurred by Seller, Shareholder or Purchaser in connection with the transactions contemplated hereby, including, without limitation, legal, accounting and brokerage fees shall be the responsibility of and for the account of the party which ordered the particular service or incurred the particular expense, except as provided herein.

          (f) ENTIRE AGREEMENT. Before signing this Agreement the parties had numerous conversations, including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this Agreement and their aspirations for its success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort to be positive and optimistic about the prospects for the transaction. It is also recognized, however, that all business transactions contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no related promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by the parties to be legally binding. The parties acknowledge that in deciding to enter into this transaction they have relied on no representations, written or oral, other than those explicitly set forth in this Agreement.

          (g) PUBLIC ANNOUNCEMENT. Except as required by law, no public announcement of the transactions contemplated hereby shall be made after the date hereof by way of press release, disclosure to the trade or otherwise except with the mutual approval of the parties.

          (h) ALTERNATIVE DISPUTE RESOLUTION. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other parties written notice of any dispute not resolved in the normal course of business.
     Within 20 days after delivery of said notice, executives representing the Purchaser on the one hand and the Seller and Shareholder on the other shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate mediation of the controversy or claim as provided hereinafter.

          If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

          If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

          Any dispute arising out of or relating to this Agreement which has not been resolved by non-binding means as provided herein within 60 days of the initiation of such procedure shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three independent and impartial arbitrators, all of whom shall be selected by CPR from the CPR Panels of Neutrals; provided, however, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate arbitration before expiration of the above period. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be Minneapolis, Minnesota if initiated by Purchaser or Chicago, Illinois if initiated by Seller. The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

          The procedures specified in this Section 20(h) shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 21(h).

          All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this
     Section 21(h) are pending. The parties will take such action, if any, required to effectuate such tolling.


          Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

          All deadlines specified in this Section 21(h) may be extended by mutual agreement among all the parties hereto.

          (i) BROKERS. Purchaser, Seller and Shareholder represent and warrant to each other that, except for the fees of Northstar Industries, Inc. which shall be borne by Seller and Shareholder or as otherwise set forth on Exhibit Z hereto, there are no brokerage or finder's fees in connection with the transactions contemplated hereby resulting from any actions taken by them and they hereby indemnify, save and hold each other harmless from and against any claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by them relating to the transaction contemplated hereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.


                                        LOUISIANA PLASTICS INCORPORATED


                                        By: /s/ Scott W. Johnson
                                           ---------------------------------
                                           Its Vice President



                                        BEMIS COMPANY, INC.


                                        By:   /s/ Leroy F. Bazany
                                           ---------------------------------
                                           Its Vice President



                                        PACKAGING RESOURCES INCORPORATED


                                        By:   /s/ H.P. Hoeper
                                           --------------------------------
                                           Its President and Chief Executive
                                                  Officer